SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

iStar Financial Inc.
(Name of Issuer)

8.000% Series D Cumulative Redeemable Preferred Stock
(Title of Class of Securities)

45031U408
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 22 Pages)
______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45031U408	13G/A	Page 2 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45031U408	13G/A	Page 3 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45031U408	13G/A	Page 4 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 45031U408	13G/A	Page 5 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45031U408	13G/A	Page 6 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45031U408	13G/A	Page 7 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Offshore GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 45031U408	13G/A	Page 8 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45031U408	13G/A	Page 9 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 45031U408	13G/A	Page 10 of 22 Pages

1	NAME OF REPORTING PERSON Centerbridge Special GP Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 45031U408	13G/A	Page 11 of 22 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 45031U408	13G/A	Page 12 of 22 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 45031U408	13G/A	Page 13 of 22 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on February 14, 2011 (as amended, the "Schedule 13G") with respect to shares of 8.000% Series D Cumulative Redeemable Preferred Stock (the "Preferred Stock") of the Company.  Capitalized terms not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

Item 1 (a).	NAME OF ISSUER

The name of the issuer is iStar Financial Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at 1114 Avenue of Americas, 39th Floor, New York, NY 10036.

Item 2 (a).	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Credit Partners, L.P., a Delaware limited partnership ("CCP"), with respect to the Preferred Stock beneficially owned by it;
(ii)	Centerbridge Credit Partners General Partner, L.P., a Delaware limited partnership ("CCPGP"), as general partner of CCP, with respect to the Preferred Stock beneficially owned by CCP;
(iii)	Centerbridge Credit GP Investors, L.L.C., a Delaware limited liability company ("CCGPI"), as general partner of CCPGP, with respect to the Preferred Stock beneficially owned by CCP;
(iv)	Centerbridge Credit Partners Master, L.P., a Cayman Islands limited partnership ("CCPM"), with respect to the Preferred Stock beneficially owned by it;
(v)	Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership ("CCPOGP"), as general partner of CCPM, with respect to the Preferred Stock beneficially owned by CCPM;
(vi)	Centerbridge Credit Offshore GP Investors, L.L.C., a Delaware limited liability company ("CCOGPI"), as general partner of CCPOGP, with respect to the Preferred Stock beneficially owned by CCPM;
(vii)	Centerbridge Special Credit Partners, L.P., a Delaware limited partnership ("CSCP"), with respect to the Preferred Stock beneficially owned by it;
(viii)	Centerbridge Special Credit Partners General Partner, L.P., a Delaware limited partnership ("CSCPGP"), as general partner of CSCP, with respect to the Preferred Stock beneficially owned by CSCP;
(ix)	Centerbridge Special GP Investors, L.L.C., a Delaware limited liability company ("CSGPI"), as general partner of CSCPGP, with respect to the Preferred Stock beneficially owned by CSCP;
(x)
Mark T. Gallogly ("Mr. Gallogly"), as a managing member of CCGPI, CCOGPI and CSGPI, with respect to the Preferred Stock beneficially owned by CCP, CCPGP, CCGPI, CCPM, CCPOGP, CCOGPI, CSCP, CSCPGP and CSGPI; and

CUSIP No. 45031U408	13G/A	Page 14 of 22 Pages

(xi)
Jeffrey H. Aronson ("Mr. Aronson"), as a managing member of CCGPI, CCOGPI and CSGPI, with respect to the Preferred Stock beneficially owned by CCP, CCPGP, CCGPI, CCPM, CCPOGP, CCOGPI, CSCP, CSCPGP and CSGPI.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

CCP, CCPGP, CCPOGP, CSCP and CSCPGP are limited partnerships organized under the laws of the State of Delaware.  CCGPI, CCOGPI and CSGPI are limited liability companies organized under the laws of the State of Delaware.  CCPM is a limited partnership organized under the laws of the Cayman Islands.  Messrs. Gallogly and Aronson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

8.000% Series D Cumulative Redeemable Preferred Stock

Item 2(e).	CUSIP NUMBER

45031U408

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: ___________________________________________

CUSIP No. 45031U408	13G/A	Page 15 of 22 Pages

Item 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

a.	Amount beneficially owned:

As of the date of this filing, none of Centerbridge Credit Partners, L.P., Centerbridge Credit Partners General Partner, L.P., Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Partners Master, L.P., Centerbridge Credit Partners Offshore General Partner, L.P., Centerbridge Credit Offshore GP Investors, L.L.C., Centerbridge Special Credit Partners, L.P., Centerbridge Special Credit Partners General Partner, L.P., Centerbridge Special GP Investors, L.L.C., Jeffrey H. Aronson and Mark T. Gallogly beneficially owns any Preferred Stock of the Company.

CCPGP is the general partner of CCP.  CCGPI is the general partner CCPGP.  CCPOGP is the general partner of CCPM.  CCOGPI is the general partner of CCPOGP.  CSCPGP is the general partner of CSCP.  CSGPI is the general partner of CSCPGP.  Jeffrey H. Aronson and Mark T. Gallogly are the managing members of CCGPI, CCOGPI and CSGPI.

b.
Percent of class:
None of Centerbridge Credit Partners, L.P., Centerbridge Credit Partners General Partner, L.P., Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Partners Master, L.P., Centerbridge Credit Partners Offshore General Partner, L.P., Centerbridge Credit Offshore GP Investors, L.L.C., Centerbridge Special Credit Partners, L.P., Centerbridge Special Credit Partners General Partner, L.P., Centerbridge Special GP Investors, L.L.C., Jeffrey H. Aronson and Mark T. Gallogly beneficially owns any Preferred Stock of the Company.

c.
Number of shares as to which such person has:
(i)      Sole power to vote or to direct the vote
     -0-
(ii)     Shared power to vote or to direct the vote
     See Item 4(a)
(iii)    Sole power to dispose or to direct the disposition of
     -0-
(iv)    Shared power to dispose or to direct the disposition of
     See Item 4(a).

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not applicable.

CUSIP No. 45031U408	13G/A	Page 16 of 22 Pages

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP
Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 45031U408	13G/A	Page 17 of 22 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2012

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:  Centerbridge Credit Partners General Partner, L.P., its general partner

By:  Centerbridge Credit GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.P. By: Centerbridge Credit GP Investors, L.L.C., its general partner /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory
CENTERBRIDGE CREDIT GP INVESTORS, L.L.C. /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
MASTER, L.P.

By:  Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By:  Centerbridge Credit Offshore GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CUSIP No. 45031U408	13G/A	Page 18 of 22 Pages

CENTERBRIDGE CREDIT PARTNERS
OFFSHORE GENERAL PARTNER, L.P.

By:  Centerbridge Credit Offshore GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CREDIT OFFSHORE GP INVESTORS, L.L.C. /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By:  Centerbridge Special Credit Partners General Partner, L.P., its general partner

By:  Centerbridge Special GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:  Centerbridge Special GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE SPECIAL GP INVESTORS, L.L.C. /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory

CUSIP No. 45031U408	13G/A	Page 19 of 22 Pages

MARK T. GALLOGLY /s/ Mark T. Gallogly JEFFREY H. ARONSON /s/ Jeffrey H. Aronson

CUSIP No. 45031U408	13G/A	Page 20 of 22 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate

DATED:  February 14, 2012

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:  Centerbridge Credit Partners General Partner, L.P., its general partner

By:  Centerbridge Credit GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS GENERAL PARTNER, L.P. By: Centerbridge Credit GP Investors, L.L.C., its general partner /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory
CENTERBRIDGE CREDIT GP INVESTORS, L.L.C. /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
MASTER, L.P.

By:  Centerbridge Credit Partners Offshore General Partner, L.P., its general partner

By:  Centerbridge Credit Offshore GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CUSIP No. 45031U408	13G/A	Page 21 of 22 Pages

CENTERBRIDGE CREDIT PARTNERS
OFFSHORE GENERAL PARTNER, L.P.

By:  Centerbridge Credit Offshore GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE CREDIT OFFSHORE GP INVESTORS, L.L.C. /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By:  Centerbridge Special Credit Partners General Partner, L.P., its general partner

By:  Centerbridge Special GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:  Centerbridge Special GP Investors, L.L.C., its general partner

/s/ Jeffrey H. Aronson
Name:  Jeffrey H. Aronson
Title:    Authorized Signatory

CENTERBRIDGE SPECIAL GP INVESTORS, L.L.C. /s/ Jeffrey H. Aronson Name: Jeffrey H. Aronson Title: Authorized Signatory

CUSIP No. 45031U408	13G/A	Page 22 of 22 Pages

MARK T. GALLOGLY /s/ Mark T. Gallogly JEFFREY H. ARONSON /s/ Jeffrey H. Aronson